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                                                                    Exhibit 23.4


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Convergys Corporation Retirement and Savings Plan of our reports (a) dated February 4, 2002, with respect to the consolidated financial statements and schedule of Convergys Corporation included in its Annual Report (Form 10-K) and (b) dated June 21, 2002, with respect to the financial statements and schedule of the Convergys Corporation Retirement and Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2001, filed with the Securities and Exchange Commission


                                                    /s/ Ernst & Young LLP


Cincinnati, Ohio
July 15, 2002